Exhibit 53

April 13, 2017

The Board of Directors
Golden Meditech Holdings Limited

48/F., Bank of China Tower,

1 Garden Road,

Central, Hong Kong

Re:          Non-binding Acquisition Proposal dated April 27, 2015

Ladies and Gentlemen:

Reference is made to above-described non-binding proposal.  In view of the developments regarding Golden Meditech Holdings Limited’s (“Golden Meditech”) beneficial ownership of the ordinary shares of China Cord Blood Corporation (“CCBC” or the “Company”) — including but not limited to the pending acquisition (the “Acquisition”) by Nanjing Ying Peng Hui Kang Medical Industry Investment Partnership (limited partnership) (the “Purchaser”) of Golden Meditech’s entire beneficial ownership in CCBC, the Purchaser’s future plans regarding CCBC  after the Acquisition is completed and the overall viability of the proposal  — we have resolved to terminate any further evaluation of or negotiation regarding such non-binding proposal.

Very truly yours,

CHINA CORD BLOOD CORPORATION

By:	/s/ Tina ZHENG
Name:	Tina ZHENG
Title:	Chief Executive Officer